Exhibit 99.1

MECHANICAL TECHNOLOGY ANNOUNCES

AWARD OF CONTRACT

The U.S. Air Force awards $9.35 million contract for the supply of PBS 4100+ systems, accessories and maintenance

Albany, N.Y., July 8, 2016 -- Mechanical Technology, Incorporated (MTI or the Company), (OTCQB: MKTY), a company engaged, through its subsidiary MTI Instruments, Inc. (MTI Instruments), in the design, manufacture and sale of precision test and measurement sensors, instruments and systems that provide solutions for linear displacement, vibration measurement and system balancing and tensile measurements in markets that require the exacting measurement and control of products and processes for automated manufacturing, assembly, and consistent operation of complex machinery, announces the award of a U.S. Air Force contract.

  The U.S. Air Force has awarded MTI Instruments a contract for the supply of its PBS 4100+ vibration measurement and balancing systems along with the associated accessories and maintenance.

  The total contract, if fully executed, has a value of $9.35 million, with the initial term of the contract having an estimated value of approximately $1.8 million.

  We anticipate that initial orders will commence under this contract over the next 30 to 60 days, with subsequent orders expected throughout the next year.

Kevin G. Lynch, Chairman and Chief Executive Officer of MTI, commented that, “The PBS 4100+ system and accessories are utilized as part of many U.S.A.F. jet engine testing and maintenance programs to ensure aircraft flight readiness and engine safety. We are pleased to be part of this program and support the women and men of the U.S.A.F.”

As we previously reported in our fiscal 2015 earnings release on March 30th, 2015, we anticipated the award of this contract during the second quarter. We now look forward to fulfilling the initial requirements in the near term. We also want to recognize the fact that the U.S.A.F. contracting personnel (AFLCMC) worked diligently to complete the contract execution at this time. The lapse in the continuity of supply to the U.S.A.F. over the 2015 calendar year, due to the completion of the previous contract in 2014, created a demand backlog within the U.S.A.F. that we are partially fulfilling with the first order. We expect to see the positive impact of this release as we progress through the coming year.”

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About MTI

MTI is engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI Instrument's products use a comprehensive array of technologies to solve complex, real world applications in numerous industries including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about the Company, please visit www.mechtech.com.

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Statements in this press release that are not historical fact, including: “We anticipate that initial orders will commence under this contract over the next 30 to 60 days, with subsequent orders expected throughout the next year,” and “We expect to see the positive impact of this release as we progress through the coming year,” constitute forward-looking statements within the meaning of federal securities laws. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements. It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results not to occur include the possibility that the U.S. Air Force does not require or delays delivery within the anticipated timeframe, and certain other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2015, and our quarterly reports on Form 10-Q.

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Contact Information:
Lisa Brennan
518-218-2500

lbrennan@mtiinstruments.com